Exhibit 28 (j)5 under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Municipal Securities Income Trust:

We consent to the use of our report dated October 24, 2012, with respect to the financial statements of Federated Municipal High Yield Advantage Fund, a portfolio of Federated Municipal Securities Income Trust, as of August 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

Boston, Massachusetts

June 10, 2013